2
Project Agreement
between
Todd Pacific Shipyards Corporation
and the
Metal Trades Department of the AFL-CIO,
the
Pacific Coast Metal Trades District Council, the
Puget Sound Metal Trades Council,
and the
International Unions Signatory Thereto
December 29, 1994
The parties enter into this agreement for mutual consideration of the promises contained herein. This agreement is between Todd Pacific Shipyards Corporation,
(the Employer) and The Pacific Coast Metal Trades District
Council, AFL-CIO (the Union), on behalf of its affiliated international and local unions, its parent Metal Trades
Department, AFL-CIO, and its affiliate, the Puget Sound
Metal Trades Council, AFL-CIO. (The Employer and the Union together shall be the Parties.)

PURPOSE
The purpose of this agreement is to provide stable employment for the Employers employees and a stable workforce for the Employer for work on two Washington State Ferry (WSF) Projects for which the Employer is currently pre qualified to bid: the Jumbo Ferry New Construction Projects (Jumbo Ferries), and the Super Ferry Renovation Projects (Super Ferries). The two projects are identified by WSF contract numbers:

_____________________________________;
and
______________________________________.

     These two projects are sometimes referred to collectively in this Agreement as the Ferry Projects.

SCOPE OF WORK
Unless specifically identified and agreed in this document, the terms of this agreement shall apply only to work performed on and charged to the two Ferry Project contracts. Each contract involves one initial vessel with options for up to two more vessels to be exercised by the State of Washington.

EFFECTIVE DATE AND DURATION
This Agreement shall become effective if and only if the Employer is awarded either or both the Jumbo Ferries and Super Ferries contracts by the Washington State Ferries
Division of the Washington State Department of
Transportation. This Agreement and all its terms shall automatically expire with the expiration of the warranty period for the Ferry Projects contracts awarded to the Employer, but in no case more than one calendar year after the last vessel constructed or renovated under such contracts is delivered to WSF. It is currently estimated that WSF will take delivery of its final vessel under each contract and option during the calendar year 1999 and that the warranty period will expire during the calendar year
2000. In the event work under this agreement (including warranty work) continues past March 31, 2000, the parties agree to negotiate wage and benefit rates to be applied to such work. Extensions of this agreement shall be permitted only if approved in writing by both the Employer and the Union. If for any reason the Employer should be awarded either or both of the Ferry Projects and then later have them terminated by WSF prior to their completion, then this Agreement shall also immediately terminate.

ECONOMIC AND OTHER CONDITIONS
Except as specifically provided by this document, all provisions of the current basic collective bargaining agreement and any successor agreements between the Parties shall continue to govern all conditions of work on the Ferry
Projects.  The modifications in conditions for the Ferry
Projects are as follows:

WAGES AND FRINGE BENEFITS
     4/1/95       4/1/96       4/1/97       4/1/98
4/1/99
     Wage         Wage         Wage         Wage
Wage
     $.15         $.10         & Fringe     $.25
$.25
     Fringe       Fringe                    Fringe
Fringe
     $.15         $.05         $.25         $.15*
$.15*

* The COLA will only be paid to the extent the COLA due (using the formula set forth in the current collective bargaining agreement) exceeds $.25 in the applicable year, calculating from November 1, 1997 through October 31, 1998 and November 1, 1998 and October 31, 1999. In the event the entire additional $.15 is not utilized in the first year
(1998), the remainder shall be carried over to the last year of the agreement. In the event the cumulative amount is not used in the final year, it will drop down into profits available for profit sharing.

SHIFTS
Second Shift: An eight and one-half (8 1/2) hour period less thirty (30) minutes for meals on the employees time. Pay for a full shift period shall be a sum equivalent to eight (8) times the regular hourly rate as set forth in Schedule A plus twenty-five (25) cents for each hour worked.

Third Shift: An eight and one-half (8 1/2) hour period less thirty (30) minutes for meals on the employees time. Pay for a full third shift period shall be a sum equivalent to eight (8) times the regular hourly rate as set forth in Schedule A plus fifty (50) cents for each hour worked.

HOLIDAYS
The employees birthday will no longer be a paid holiday.

PREMIUMS
There shall be no premium pay excepting that which is set forth in Schedule A.

LABORERS (New Construction Only)
Laborers working aboard the vessel shall receive their Schedule A one dollar premium for on shipboard work at a time to be agreed to by the Employer and the Union.

CAPITAL IMPROVEMENTS
All work projects contained in the Fiscal 96 Capital Plan shall be performed by the shipyard workforce where practicable and shall be paid at the shipyard rate.

APPRENTICES
Pension contributions for all apprentices shall begin after the apprentice has worked 1000 hours.

SENIORITY
All current seniority employees will be afforded the opportunity to bid onto a new separate seniority list (Project Seniority List PSL). This list shall be created for the purposes of establishing a separate craft seniority for the WSF Project. Current Todd craft seniority shall not be affected should an employee choose or not choose to be included on this list. A Master Seniority List (MSL) shall be maintained which shall include the Employees choosing the WSF Project per craft.

Employees within the bargaining unit shall be afforded the opportunity to elect to work under the WSF Project or to work on all other work performed under the current existing
Collective Bargaining Agreement.   The selection shall be
based upon current seniority within the classification of the Craft or Union. For the purposes of this Agreement Seniority shall be defined as provided in Article 3.5 of the Collective Bargaining Agreement.

Step 1.
The Company shall use the existing seniority list as the basis to start the selection process for the Project
Seniority List (PSL). The selection process would result in three (3) seniority lists. The original or MSL, the PSL
(above) and a list of employees who elect not to go on the PSL, the Other Work List (OWL).

Step 2.
At a date to be determined by the Steering Committee, all employees on the MSL will be given the option by seniority of electing to be on the PSL. Employees who so elect shall be placed on the PSL in the order they are asked from the MSL. These employees will continue to work on Other Work until they were needed on the WSF Project Work, at that time they will be given an opportunity to reject assignment to the WSF Project Work and remain on the OWL. If they are assigned and go to the WSF Project Work, they must remain on that work until completed.

Step 3.
If no work is available for employees on the OWL and all employees on the PSL are working on the WSF Project Work, employees on the OWL will be offered WSF Project Work by seniority. If they accept WSF Project Work, they must stay on the WSF work until laid off or the Project ends . When they accept assignment to WSF Project Work, they will be placed on the bottom of the PSL.

Step 4.
When WSF Project Work winds down, is between ships, or when Project Work has Stand Down Days of three (3) or more consecutive work days and an employee on the PSL is laid off from WSF Project Work, that employee will be allowed to bump any employee on the OWL in accordance with the basic labor agreement. Employees moving to the OWL list due to the lack of work between ships or Stand Down Days in excess of three, must return to WSF Project Work when it is once again available. All time spent working on the PSL and OWL will count as time on the MSL. (Stand Down Days shall be those days that work is unavailable for any reason excepting as set forth in Article 14 of the Collective Bargaining Agreement.)

Step 5.
In the event there is need for a Special Skill not available from employees on the appropriate list (OWL or PSL) the Company, with agreement of the Steering Committee, may assign by seniority, employees who posses those Special Skills to that work regardless of the restrictions set forth in the above steps. Those employees transferred shall be paid at the appropriate rate for the work performed. Further, there will be exceptions to this seniority clause based on equipment and functions as determined by the Steering Committee.

PROFIT SHARING PLAN
There shall be a profit sharing plan agreed to between the parties that details the sharing of all profits during the term of the project agreement (see attached, incorporated herein by reference.)

NO-STRIKE, NO-LOCKOUT AND INTEREST ARBITRATION
While this Ferry Project Agreement is in effect, the Parties agree that there shall be no strikes or lockouts related to disputes arising from work on either the Ferry Projects, or any other bargaining unit work of the Employer covered by labor agreements between the Union and the Employer, or for economic reasons during bargaining for successor basic labor agreements. The Employer specifically agrees not to implement any offers for new labor agreements.

If the Parties cannot reach agreement for successor basic labor agreements, their differences shall be resolved by interest arbitration, using the procedures set forth for a single arbitrator in the current basic labor agreement, and
in successor agreements.    The Arbitrator shall not have
authority to change any non-contested issues and Articles, nor issues and articles mutually submitted by the parties as agreed upon during bargaining. The Parties must simultaneously submit their complete positions in writing to the Arbitrator and each other within 30 calendar days after the Arbitrator is selected, together with any supporting documents, data, and arguments.

The Arbitrator shall have complete authority to decide whether a hearing, further position statements, or brief are necessary, and if so, on which subjects. The Arbitrator must notify the Parties about the issues for any hearing, further positions statements or brief. If the Arbitrator requires a hearing, further position statements, or briefs, they must all occur within 60 days after the Arbitrator is selected.

All communications occurring between the parties and the Arbitrator outside of a hearing, including brief, must be made in writing with simultaneous copies provided to all concerned by identical means, e.g., fax, mail, overnight letter, courier delivery, etc. Under no circumstances shall the arbitrators final opinion and award issue more than 90 days after the Arbitrator has been selected. The Arbitrator shall have full authority to make his or her final award retroactive to expiration of the end of the last expired basic collective bargaining agreement.

Within these rules, the Arbitrator shall have complete authority to set wages and conditions for a new labor agreement.

STEERING COMMITTEE
The parties shall maintain a steering committee which shall have authority to administer, interpret, and resolve problems which may occur with the operation of this agreement. The number of committee members shall consist of an equal number of persons of whom half shall be appointed by the Employers General Manager, and half shall be appointed by the President of the Pacific Coast Metal Trades District Council.

In witness whereof the parties herein have executed this Agreement this _____ day of December, 1994.



Todd Pacific Shipyards Corporation Pacific Coast Metal
Trades
                                   District Council


______________________________
_________________________________
by:  Roland Webb                    by:  Jack Sloan
Vice President and General Manager     President

LABOR PROFIT SHARING PLAN

     Todd Pacific Shipyards Corporation (the Company) and
The Pacific Coast Metal Trades District Council, AFL-CIO
(the Union), on behalf of its affiliated international and local unions, its parent Metal Trades Department, AFL-CIO, and its affiliate, the Puget Sound Metal Trades Council, AFL-CIO, agree to establish a Profit Sharing Plan, herein after referred to as the Plan, whereby employees covered by the Collective Bargaining Agreement and the Ferry Project Agreement shall be entitled to participate in the profits of the Company as outlined in the Plan.

ELIGIBILITY:

     All employees of the Company covered by its Collective
Bargaining Agreement and Ferry Project Agreement and employed at the Companys Seattle Shipyard on the effective date of this Agreement, laid off employees with recall rights upon recall, and newly hired employees on the date they complete the probationary period contained in the Collective Bargaining Agreement, shall be eligible to participate in the Plan. Employees who complete their probationary period shall be considered eligible under the Plan from their first date of hire.

FINANCIAL STATEMENTS:

     The Companys Statement of Operations for the Seattle
Shipyard shall be used as the basis for calculations of profits under the Plan. The fiscal year shall end on the Sunday nearest March 31 of each year. An example of the format of the Statement of Operations is contained in attached Exhibit #1.

     For the purposes of the Plan, the Company agrees to prepare the Statement of Operations for the Seattle Shipyard in accordance with generally accepted accounting principles. In addition, the Company agrees to consistently apply these principles and to present its Statement of Operations in the same manner as the Statement of Operations for fiscal year 1995.

TERM:
The term of the Profit Sharing Plan shall follow the Ferry
Project Agreement, dated December 29, 1994.

DEFINITION OF PROFITS:

     Profits shall be defined as Income Before Income Taxes of the Seattle Shipyard, as shown on the Companys Statement of Operations, except that: (a) any costs expensed for bonuses to employees not subject to the Companys Collective Bargaining Agreement will be added back to Income Before Income Taxes; (b) any costs expensed for profit sharing payments anticipated under this Plan will be added back to Income Before Income Taxes; and (c) allocated costs expensed by the Company for corporate expenses of Todd Shipyards Corporation will be added back to Income Before Income Taxes. The result of these adjustments will be Adjusted Income Before Income Taxes.

Profits, as defined under the Plan, will become subject to the provisions of this Plan after the later of (a) the award of one of the Ferry Contracts, or (b) the beginning of Fiscal Year 1996.

DEFINITIONS:

     For the purpose of the Plan, the following definitions shall apply:

     Net Sales: Sales minus discounts, rebates, and adjustments.

     Income Before Income Taxes (IBT): As appearing on the face of the audited Statement of Operations, Income Before
Income Taxes shall include Net Sales, less all Direct Costs,
Overhead Expenses, and Other Income/Expense.

     Adjusted Income Before Income Taxes(AIBT): Income Before Income Taxes with additive adjustments for (1) any costs expensed for bonuses to employees not subject to the Companys Collective Bargaining Agreement; and (2) allocated costs expensed by the Company for corporate expenses of Todd Shipyards Corporation.

     Adjusted Income Before Income Taxes Margin(AIBTM):
AIBT divided by Net Sales.

     Bargaining Unit Ferry Project Direct Attendance Hours:
Shall include all hours attended by eligible employees and charged to the two Ferry Project contracts, with overtime hours being calculated at one (1) hour for each hour worked.

     All Other Bargaining Unit Attendance Hours: Shall include all hours attended by eligible employees, whether direct or indirect, and not charged to the two Ferry Project contracts, with overtime hours being calculated at one (1) hour for each hour worked.

ACCOUNTING METHODS AND ALLOCATION OF INCOME AND EXPENSE
METHODS:

     Unless otherwise provided in the Plan, accounting methods and income and expense allocation methods shall be consistent with the same methods used in the preparation of the Fiscal Year 1995 Statement of Operations. These methods shall remain in effect for the period of the Plan, unless the parties mutually agree to change the methods.

PROFIT SHARING FORMULA:

     Profits subject to sharing shall be calculated by repeatedly multiplying Net Sales by one per-cent (1%) to create Profit Layers, the cumulative sum of which cannot exceed AIBT. The first four Profit Layers (of 1% times Net
Sales for each Layer) are not subject to sharing. Provided that AIBT exceeds the sum of the preceding four Profit
Layers, the Profit Sharing Pool shall be as follows:

     50% of the Fifth Profit Layer, plus
     25% of the Sixth Profit Layer, plus
     25% of the Seventh Profit Layer, plus
     10% of all subsequent Profit Layers.

The Table below outlines sample calculations of Profit
Layers and the Profit Sharing Pool, assuming an Adjusted
Income Before Income Taxes Margin of 10%.

Hypothetical Net Sales                    120,000,000


                                              Profit
Profit
AIBT       Profit    Profit                     Sharing
Sharing
Margin     Layer     Layer $   Labor %   Co. %   Layer
Pool
1.00%     First     1,200,000   0.00%   100.00%     0
0
2.00%     Second    1,200,000   0.00%   100.00%     0
0
3.00%     Third     1,200,000   0.00%   100.00%     0
0
4.00%     Fourth    1,200,000   0.00%   100.00%     0
0
5.00%     Fifth     1,200,000   50.00%   50.00%  600,000
600,000
6.00%     Sixth     1,200,000   25.00%   75.00%  300,000
900,000
7.00%     Seventh   1,200,000   25.00%   75.00%  300,000
1,200,000
8.00%     Eighth    1,200,000   10.00%   90.00%  120,000
1,320,000
9.00%     Ninth     1,200,000   10.00%   90.00%  120,000
1,440,000
10.00%    Tenth     1,200,000   10.00%   90.00%  120,000
1,560,000

POOLS:
     The Profit Sharing Pool shall be divided according to attendance hours between those employees working on the Ferry Projects (as defined in the Ferry Project Agreement dated December 29, 1994) and all other eligible employees in a ratio of 80%/20%. Further, all Profit Sharing Pool monies attributable to Ferry Project hours will be divided by shift, with 50% of the monies going to 1st shift and 50% of the monies going to 2nd/3rd shift. This will result in the creation of three Sub-Pools: the Repair Pool, the 1st Shift Ferry Pool, and the 2nd/3rd Shift Ferry Pool.

     The Repair Pool will be accomplished by the following calculations:
(a)  Multiply all Bargaining Unit Ferry Project Direct
Attendance Hours by 4 to get Weighted Ferry Project
Attendance Hours;
(b)  Add the Weighted Ferry Project Attendance Hours to All
Other Bargaining Unit Attendance Hours to get Total
Attendance Hours;
(c)  Divide All Other Bargaining Unit Attendance Hours by
Total Attendance Hours to get the Repair Pool Proportion;
(d)  Multiply the Repair Pool Proportion times the Profit
Sharing Pool to get the Repair Pool.

     The 1st Shift Ferry Pool will be accomplished by subtracting the Repair Pool from the Profit Sharing Pool and multiplying the difference by 50%.

     The 2nd/3rd Shift Ferry Pool will be equal to the 1st
Shift Ferry Pool.

HOURLY PAYMENT RATES:
     The Profit Sharing Hourly Payment Rate will vary by Sub-
Pool.

     The Repair Pool Profit Sharing Hourly Payment Rate will be calculated by dividing the Repair Pool by All Other
Bargaining Unit Attendance Hours.

     The 1st Shift Ferry Pool Profit Sharing Hourly Payment
Rate will be calculated by dividing the 1st Shift Ferry Pool by Bargaining Unit Ferry Project Direct Attendance Hours which were incurred on the 1st Shift.

     The 2nd/3rd Shift Ferry Pool Profit Sharing Hourly
Payment Rate will be calculated by dividing the 2nd/3rd
Shift Ferry Pool by Bargaining Unit Ferry Project Direct
Attendance Hours which were incurred on the 2nd and 3rd
Shifts.


     The Individual Employee Profit Sharing Payment is calculated for each eligible employee by multiplying the relevant Profit Sharing Hourly Payment Rate by the appropriate Attendance Hours, as set forth below:

Category of Hours   Attendance Hours  X  Hourly Profit  =
Profit Sharing
                                         Sharing Payment
                                              Rate

Non-Ferry Hours  All Other Bargaining X  Repair Pool Profit
= Non-Ferry
                 Bargaining Unit         Sharing Hourly
Profit
                 Attendance Hours        Payment Rate
Sharing

1st Shift       Ferry Project          X 1st Shift Ferry =
1st Shift
Ferry Hours     Bargaining Unit          Pool Profit
Ferry Profit
                Attendance Hours,        Sharing Hourly
Sharing
                incurred on 1st Shift    Payment Rate

2nd/3rd Shift   Ferry Project          X 2nd/3rd Shift   =
2nd/3rd
Ferry Hours     Bargaining Unit          Ferry Pool
Shift Ferry
                Attendance Hours,        Profit Sharing
Profit
                incurred on 2nd and      Hourly Payment
Sharing
                3rd Shift                Rate

Repair Hours    All Other Bargaining   X Repair Pool     =
Repair Profit
                Unit Attendance          Sharing Hourly
Sharing
                Hours                    Payment Rate

Ferry Premium   Approved Ferry Premium X Ferry Premium   =
Ferry Premium
                Premium Hours Incurred   Pool Profit
Profit
                                         Sharing Hourly
Sharing
                                         Payment Rate

Totals By Person

     The above Profit Sharing Formula shall be calculated as soon as possible after the close of the fiscal year.
Payment to the eligible employees shall be made by separate check by June 30 of the calendar year in which the fiscal year ends.

     Should the payment not be made by June 30. The company shall pay interest at the prime rate on the Profit Sharing
Pool until the date payment is made.

     Employees entitled to an Employee Profit Sharing Payment, who are not on the active payroll at the time payment is made, shall have their checks mailed to their last address on file with the Company at the time active employees payment are made. In the event an employee dies before payment is made, their payment shall be made to the person designated as beneficiary on the Group Life Insurance Plan provided for in the Collective Bargaining Agreement.

     Any Employee Profit Sharing Payments not distributed shall be held in escrow, in an interest bearing account, and added to the Profit Sharing Pool calculated for the following fiscal year.

     Profit Sharing Payments made for one fiscal year shall not be used as an expense in the preparation of the Operating Statement of the following year.

AUDIT OF PROFIT SHARING PLAN:

     The Adjusted Income Before Income Taxes calculation shall be made in accordance with the Plan and shall be subjected to audit by a Certified Public Accounting firm, who shall certify that the AIBT is fairly stated and in accordance with the Plan.

     The Certified Public Accounting firm shall meet with the Union and Company and review their findings concerning the administration of the Plan and the calculation of the Profit Sharing Pool, Profit Sharing Hourly Payment, and
Employee Profit Sharing Payment.

     Should the Union question the Profit Sharing
Calculation or any aspect of the administration of the Plan, the Company shall make available to the Certified Public Accounting firm and a representative of the Union all necessary records, reports, statements and schedules to audit the preparation of the Statement of Operations and calculation of the Profit Sharing Formula and payments. If the Certified Public Accounting firm, after review, determines there is or is not an error, the Company and Union agree to be bound by the Certified Public Accounting firms determination.

     In the event an error is found in the preparation of the Statement of Operations or calculation of the Profit Sharing Formula and Payments, the Profit Sharing Calculations shall be made using the correct information and any additional payment shall be made within two (2) weeks of the determination of the error.

SALE, CHANGE OF OWNERSHIP OR BANKRUPTCY:

     In the event the Company or the Seattle Shipyard is sold, changes ownership or either a voluntary or involuntary bankruptcy occurs, the Profit Sharing Calculations contained in the Section entitled Profit Sharing Formula shall be made using the monthly and quarterly Operating Statements as defined in the Plan for the period beginning with the first day of the fiscal year in which the sale, change of ownership or bankruptcy occurs and ending with the last day of the last full month prior to the sale, change of ownership or bankruptcy.

     Any Profit Sharing Payments earned under this Plan shall be considered compensation accruing and payable as provided above in the event of a bankruptcy filing.

                              EXHIBIT 1


Todd Pacific Shipyards Corporation
Statement of Operations


Net Sales

Direct Cost:
     Direct Labor
     Related Labor
     Direct Material
     Total Direct Cost

Gross Margin
     % of Sales

Overhead Expense

Operating Income/(Loss)
     % of Sales

Other Income/(Expense):
     Interest Income - Net
     Contracts Loss Reserves
     Other
     Subtotal

Income Before Income Taxes
     % of Sales

Federal Income Tax

Net Income
     % of Sales